SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Park Electrochemical Corp.

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PARK ELECTROCHEMICAL CORP.
48 South Service Road
Melville, New York 11747

Notice of Annual Meeting of Shareholders
July 19, 2006

          The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the “Company”) will be held at The Bank of New York, One Wall Street - 47th Floor, New York, New York (attendees must use the 80 Broadway entrance) on July 19, 2006 at 10:00 o’clock A.M., New York time, for the purpose of considering and acting upon the following:

1.	The election of five (5) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

2.	The transaction of such other business as may properly come before the meeting.

          Only holders of record of Common Stock at the close of business on May 23, 2006 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

STEPHEN E. GILHULEY
Senior Vice President,
Secretary and General Counsel

Dated: June 23, 2006

          ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PARK ELECTROCHEMICAL CORP.
48 South Service Road
Melville, New York 11747

PROXY STATEMENT

Annual Meeting of Shareholders
July 19, 2006

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Park Electrochemical Corp. (the “Company”) of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 19, 2006, and any adjournment or postponement thereof (the “Meeting”). Any shareholder giving such a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke the same at any time before it is voted by (i) delivering written notice of such revocation bearing a later date than the proxy to the Secretary of the Company, (ii) submitting a later-dated proxy, or (iii) attending the Meeting and voting in person.

          This Proxy Statement and the accompanying form of proxy are first being mailed on or about June 23, 2006 to all shareholders of record as of the close of business on May 23, 2006.

VOTING SECURITIES

          As of May 23, 2006, the outstanding voting securities of the Company consisted of 20,182,894 shares of Common Stock, par value $.10 per share, of the Company (the “Common Stock”), each share of which, held of record at the close of business on May 23, 2006, is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum. With respect to the election of directors, abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote.

          As of May 23, 2006, all executive officers and directors of the Company and nominees as a group (9 persons) beneficially owned an aggregate of 815,436 shares of Common Stock (including options to purchase an aggregate of 526,056 shares), constituting approximately 3.9% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

STOCK OWNERSHIP

Principal Shareholders

          The following table sets forth information as of May 23, 2006 with respect to each person (including any “group” of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who is known to the Company to be the beneficial owner (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Jerry Shore	1,619,343(a)	8.0%
19 Valley Road
Port Washington, NY 11050
Wentworth, Hauser & Violich, Inc.	1,130,773(b)	5.6%
353 Sacramento Street
Suite 600
San Francisco, CA 94111

(a)	Includes 168,615 shares owned by a member of Jerry Shore’s family, of which he disclaims beneficial ownership, and 40,129 shares owned by a foundation, of which he disclaims beneficial ownership.

(b)

Wentworth, Hauser & Violich, Inc., a registered investment adviser, holds shared investment power and shared voting power over all of such shares, based on its Schedule 13G, dated February 6, 2006, filed under the Exchange Act, which represented approximately 5.6% of the outstanding shares of the Company’s Common Stock as of May 23, 2006.

Ownership of Directors and Executive Officers

          The following table sets forth information as of May 23, 2006 with respect to shares of Common Stock beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and nominee, by each executive officer of the Company who is identified in the Summary Compensation table elsewhere in this Proxy Statement and by all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Dale Blanchfield	3,750(a)	*
Anthony Chiesa	127,500(b)	*
Lloyd Frank	36,000(c)	*
Brian E. Shore	558,472(d)	2.7%
Steven T. Warshaw	3,750(e)	*
Stephen E. Gilhuley	51,116(f)	*
James W. Kelly	32,198(g)	*
Anthony W. DiGaudio	1,400(h)	*
Louis J. Stans	1,250(i)	*
All directors, nominees and executive Officers as a group (9 persons)	815,436(j)	3.9%

*	Less than 1%

(a)	Consists of shares which Mr. Blanchfield may acquire pursuant to options.

(b)	Includes 15,000 shares which Mr. Chiesa may acquire pursuant to options.

(c)	Includes 30,000 shares which Mr. Frank may acquire pursuant to options and 3,000 shares owned by a member of Mr. Frank’s family, of which he disclaims beneficial ownership.

(d)	Includes 392,500 shares which Mr. Shore may acquire pursuant to options.

(e)	Consists of shares which Mr. Warshaw may acquire pursuant to options.

(f)	Includes 46,406 shares which Mr. Gilhuley may acquire pursuant to options.

(g)	Includes 32,000 shares which Mr. Kelly may acquire pursuant to options.

(h)	Consists of shares which Mr. DiGaudio may acquire pursuant to options.

(i)	Consists of shares which Mr. Stans may acquire pursuant to options.

(j)

Consists of 289,380 shares owned by directors, nominees and executive officers and 526,056 shares issuable to directors, nominees and executive officers upon exercise of options that are exercisable as of May 23, 2006 or become exercisable within 60 days thereafter.

ELECTION OF DIRECTORS

          The Board to be elected at the Meeting consists of five members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. If any of the nominees does not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. The five nominees who receive a plurality of the votes cast at the Meeting in person or by proxy shall be elected. Each of the nominees is presently a member of the Board.

Name	Principal Occupation; Positions and Offices with the Company; Other Directorships	Age	Director Since

Dale Blanchfield	Retired; former President of Electronics Division of The Bureau of Engraving Inc.,a manufacturer of specialized, high-volume, high layer count printed circuit boards, Minneapolis, Minnesota, from 1990 to June 2003; and a director of The Bureau of Engraving Inc.	68	2004

Anthony Chiesa	Retired; served as Vice President of the Company until February 1977	85	1954

Lloyd Frank	Of Counsel since April 1,2005,Troutman Sanders LLP, a law firm, New York City; Of Counsel from January 2004 to March 31, 2005 and a Partner for many years prior thereto, Jenkens & Gilchrist Parker Chapin LLP, a law firm, New York City; and a director of DryClean, USA Inc. and Volt Information Sciences, Inc.	80	1985

Brian E. Shore	Chairman of the Board, President and Chief Executive Officer of the Company	54	1983

Steven T. Warshaw	Retired; former President, Chief Executive Officer and Chairman of the Board, M Cubed Technologies, Inc., a manufacturer of advanced ceramic materials for semiconductor equipment and armor applications, Monroe, Connecticut, from July 2002 to October 2005; President, Hexcel Schwebel Division, Hexcel Corporation, a supplier of specialized fabrics for reinforcement of laminates used in printed circuit boards and in commercial aerospace, recreation and other industrial applications,Anderson, South Carolina,April 2000 to November 2001; and a director of NN, Inc.	57	2004

Messrs. Chiesa and Shore have had the principal occupation set forth opposite their respective names for at least the past five years.

There are no family relationships among any of the persons named in the above table or among any of such persons and any of the other executive officers of the Company.

          The Board has determined that the following current directors and/or nominees have no material relationships with the Company and are “independent” as required by and as defined in the director independence standards of the New York Stock Exchange: Dale Blanchfield, Anthony Chiesa, Lloyd Frank and Steven T. Warshaw. Brian E. Shore does not satisfy such independence standards because he is an employee of the Company.

          The Company’s Audit Committee currently consists of Anthony Chiesa, Lloyd Frank and Steven T. Warshaw. The Board of Directors has determined that Mr. Warshaw is an “audit committee financial expert” as required by and as defined in rules of the Securities and Exchange Commission and that each of Messrs. Chiesa, Frank and Warshaw is “independent” as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission and of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written charter of such Committee, first adopted by the Board in July 2000 and subsequently amended and restated in May 2004, and are described elsewhere in this Proxy Statement under the caption “Other Matters – Audit Committee Report”. The Audit Committee also issues the Audit Committee Report required to be included in the Company’s Proxy Statement by rules of the Securities and Exchange Commission. The Audit Committee Report for the Company’s 2006 fiscal year is set forth under the caption “Other Matters – Audit Committee Report” elsewhere in this Proxy Statement.

          The Company has a Compensation Committee consisting of Dale Blanchfield, Anthony Chiesa and Steven T. Warshaw and a Stock Option Committee consisting of Anthony Chiesa, Lloyd Frank and Steven T. Warshaw. The functions of the Compensation and Stock Option Committees are set forth in written charters of such Committees adopted by the Board, and such functions are described elsewhere in this Proxy Statement under the caption “Executive Compensation – Board, Compensation Committee and Stock Option Committee Report on Executive Compensation”.

          The Company has a Nominating Committee consisting of Dale Blanchfield, Anthony Chiesa and Lloyd Frank. The functions of the Nominating Committee, which are to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board and to oversee the evaluation of the Board and the Company’s management, are set forth in a written charter of such Committee adopted by the Board. The Nominating Committee recommended to the Board of Directors, and the Board nominated, Dale Blanchfield, Anthony Chiesa, Lloyd Frank, Brian Shore and Steven T. Warshaw as nominees for election as directors at the Meeting.

          The Company has a Corporate Governance Committee consisting of Anthony Chiesa, Lloyd Frank and Steven T. Warshaw. The functions of the Corporate Governance Committee, which are to advise the Board of Directors with respect to Board composition, procedures and committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company, are set forth in a written charter of such Committee adopted by the Board.

          Each member of the Compensation, Stock Option, Nominating and Corporate Governance Committees is “independent” as required by and as defined in the director independence standards of the New York Stock Exchange.

          The charters of the Audit, Compensation, Stock Option, Nominating and Corporate Governance Committees are available on the Company’s web site at www.parkelectro.com under the caption “Charters and Codes” as required by rules of the New York Stock Exchange. In addition, the charters of such Committees are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747.

          During the Company’s last fiscal year, the Board of Directors met nine times and authorized action by unanimous written consent on eight occasions, the Audit Committee met nine times, the Compensation Committee met twice, the Stock Option Committee authorized action by unanimous written consent twice, the Nominating Committee met once, the Corporate Governance Committee met once, and the non-management directors met in executive session without management once. At each meeting of the non-management directors, a non-management director designated by the non-management directors on the Board presides. Each of the directors attended all of the meetings held by the Board and each committee thereof of which he was a member during the Company’s last fiscal year.

          It is the Company’s policy that all directors are invited to and encouraged to attend Annual Meetings of Shareholders, and all members of the Board of Directors attended the Annual Meeting of Shareholders held on July 20, 2005.

          Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $12,000 per annum for his services as a director, each member of the Audit Committee, other than the Chairman of the Committee, receives a fee of $2,000 per annum for his services as a member of such Committee, and the Chairman of the Audit Committee receives a fee of $4,000 per annum for his services as Chairman of such Committee, each member of the Compensation Committee of the Board of Directors receives a fee of $2,000 per annum for his services as a member of such Committee, and each Director and each Committee member is reimbursed for travel expenses incurred in attending meetings of the Board of Directors of the Company and of Committees of the Board of Directors of the Company.

          On August 24, 2005, Messrs. Blanchfield, Chiesa, Frank and Warshaw each received a non-qualified stock option for 3,000 shares of Common Stock at an exercise price of $24.56 per share under the Company’s 2002 Stock Option Plan. Each of these options expires on August 24, 2015, and each is exercisable 25 percent after one year from date of grant, 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. In the event that the service of an optionee as a director of the Company is terminated during the term of the option, the option may be exercised by the optionee, to the extent the optionee was entitled to do so on the date of such termination, until (1) one year following the director’s ceasing to serve as a director of the Company on account of disability, (2) six months following the director’s ceasing to serve as a director of the Company on account of death, or (3) three months following the director’s ceasing to be a director for any other reason, but in no event after the date on which the option would otherwise expire; provided, however, if the director is removed as a director for cause or ceases to be a director without the Company’s consent, the option will terminate immediately.

EXECUTIVE COMPENSATION

Summary Compensation

          The following table shows the compensation for each of the three most recent fiscal years for the Company’s Chief Executive Officer and the four other most highly compensated executive officers who were serving in such capacities at the end of the Company’s most recent fiscal year.

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year (a)	Salary	Bonus (b)	Other Annual Compensation	Securities Underlying Options/ SARs(#)	All Other Compensation (c)

Brian E. Shore (d)	2006	$357,760	$—	$–0–	35,000	$—
Chairman of the Board,	2005	357,760	–0–	–0–	20,000	12,300
President and Chief	2004	357,760	–0–	–0–	20,000	7,000
Executive Officer
Stephen E. Gilhuley	2006	177,596	—	–0–	12,500	—
Senior Vice President,	2005	160,000	30,000	–0–	7,500	11,761
Secretary and General	2004	150,000	20,000	–0–	7,500	6,167
Counsel
James W. Kelly	2006	127,596	—	–0–	10,000	—
Vice President,	2005	117,500	25,000	–0–	7,500	8,550
Taxes and Planning	2004	115,000	15,000	–0–	10,000	4,493
Anthony W. DiGaudio (e)	2006	122,596	—	–0–	6,000	—
Vice President of Sales
Louis J. Stans (f)	2006	143,462	—	–0–	–0–	—
Vice President of Engineering and Quality

(a)	Information is provided for the Company’s fiscal years ended February 26, 2006, February 27, 2005 and February 29, 2004, respectively.

(b)	The amounts of bonuses for the 2006 fiscal year have not yet been determined.

(c)

Includes the amounts of the Company’s annual profit sharing contributions to the Company’s Employees’ Profit Sharing and 401(k) Retirement Savings Plan (“the Plan”) which were accrued for the accounts of the named executive officers for the fiscal years shown. These amounts vest in accordance with a graduated scale based on years of service of the employee with the Company. Substantially all full-time employees of the Company and its subsidiaries in the United States participate in the profit sharing portion of the Plan, which is intended to provide retirement benefits to such employees and which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The amounts of profit sharing contributions, if any, by the Company and its subsidiaries to the accounts of participating employees are percentages of the eligible compensation of the participating employees up to a maximum amount of compensation for each employee established under the Internal Revenue Code of 1986, which was $210,000 for the Company’s most recent fiscal year and $205,000 and $200,000, respectively, for the Company’s two previous fiscal years. The percentages of compensation contributed to the Plan, which are determined each year by the Board of Directors of the Company, may vary between the Company and each subsidiary, but the percentage must be the same for each participating employee of the Company or the subsidiary, as the case may be. The percentages of compensation to be contributed to the Plan for the 2006 fiscal year have not yet been determined.

Substantially all full-time employees of the Company’s subsidiaries in the United States are eligible to receive contributions by the subsidiaries to match the contributions of the employees to the 401(k) retirement savings portion of the Plan, with the maximum matching contribution being 3% of the compensation of the employees. However, employees of the Company are not eligible to receive such matching contributions, but it has been the Company’s practice to determine a gross annual profit sharing percentage of eligible compensation to be contributed by each subsidiary to the profit sharing portion of the Plan and to reduce such percentage by the average percentage of the compensation of such subsidiary’s employees that was contributed by such subsidiary as 401(k) retirement savings matching contributions. Consistent with this practice, to compensate employees of the Company for their ineligibility for matching contributions to the 401(k) retirement savings portion of the Plan, the Company approved profit sharing contributions for the named executive officers and for the other employees of the Company which were not reduced for any 401(k) retirement savings matching contributions, because such officers and other employees of the Company are not eligible to receive such matching contributions.

(d)	Mr. Shore was elected Chairman of the Board on July 14, 2004.

(e)

Mr. DiGaudio became an executive officer on June 13, 2005, when he was appointed Vice President of Sales, but the salary shown for him is the salary paid to him by the Company for the entire 2006 fiscal year. He is also interim Vice President of Technology until the Company completes its ongoing recruitment for a leader of its technology function. Under the Securities and Exchange Commission’s rules regarding the disclosure of executive compensation, no information is required to be provided for Mr. DiGaudio for prior years during which he was not an executive officer.

(f)

Mr. Stans became an executive officer on October 20, 2005, when he was appointed Vice President of Quality, but the salary shown for him is the salary paid to him by the Company for the entire 2006 fiscal year. Mr. Stans is also Vice President of Engineering of the Company. Under the Securities and Exchange Commission’s rules regarding the disclosure of executive compensation, no information is required to be provided for Mr. Stans for prior years during which he was not an executive officer.

Stock Options

          The Company’s 2002 Stock Option Plan provides for the grant to key employees of the Company of both options which qualify as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options. The 2002 Stock Option Plan is administered by the Stock Option Committee.

          The following table provides information with respect to options to purchase shares of Common Stock granted pursuant to the 2002 Stock Option Plan to the named executive officers during the Company’s last fiscal year.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#) (a)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh.)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)

					0%($)	5%($)	10%($)

Brian E. Shore	35,000	24.1%	$24.56	August 24, 2015	$–0–	$540,598	$1,369,981
Stephen E. Gilhuley	12,500	8.6%	24.56	August 24, 2015	–0–	193,071	489,279
James W. Kelly	10,000	6.9%	24.56	August 24, 2015	–0–	154,457	391,423
Anthony W. DiGaudio	6,000	4.1%	24.56	August 24, 2015	–0–	92,674	234,854
Louis J. Stans	–0–	–0–	—	—	–0–	–0–	–0–

(a)

Options become exercisable 25% one year from the date of grant with an additional 25% exercisable each succeeding anniversary of the date of grant. The Company has not granted stock appreciation rights.

(b)

The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options at the expiration of their term, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the life of the options. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over periods of four years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

          The following table provides information regarding the pre-tax value realized from the exercise of stock options by the named executive officers during the Company’s last fiscal year and the value of unexercised options held by such executive officers as of the end of such fiscal year.

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(c)

Name	(#)(a)	$(b)	Exercisable	Unexercisable	Exercisable	Unexercisable

Brian E. Shore (d)	30,000	$231,351	418,750	66,250	$4,949,813	$358,113
Stephen E. Gilhuley	4,710	47,533	45,031	24,375	319,580	131,350
James W. Kelly	–0–	–0–	28,250	22,500	212,980	130,956
Anthony W. DiGaudio	–0–	–0–	775	8,025	5,371	41,976
Louis B. Stans	–0–	–0–	1,250	3,750	11,813	35,438

(a)	The Company has not granted stock appreciation rights.

(b)	Value realized equals market value of the underlying shares on the date of exercise, less the exercise price, times the number of shares acquired, without deducting any taxes paid by the employee.

(c)	Value of unexercised options equals market value of the shares underlying “in-the-money” options at February 26, 2006 ($29.34 per share), less exercise price, times the number of options outstanding.

(d)

Mr. Shore exercised an option to purchase 30,000 shares of Common Stock of the Company on April 20, 2005 because the option, which had been granted on May 8, 1995, was scheduled to expire on May 8, 2005.

Equity Compensation Plan Information

          The following table provides information as of the end of the Company’s most recent fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

	(A)	(B)	(C)
Equity compensation plans approved by security holders (a)	1,003,454	$ 19.47	502,453
Equity compensation plans not approved by security holders (a)	–0–	–0–	–0–
Total	1,003,454	$ 19.47	502,453

(a)

The Company’s only equity compensation plans are its 2002 Stock Option Plan, which was approved by the Company’s shareholders in July 2002, and its 1992 Stock Option Plan, which was approved by the Company’s shareholders in July 1992. Authority to grant additional options under the 1992 Plan expired on March 24, 2002, and all options granted under the 1992 Plan will expire in March 2012 or earlier; and authority to grant additional options under the 2002 Plan will expire on May 21, 2012, and all options granted to date under the 2002 Plan will expire in October 2015 or earlier.

Employment and Consulting Agreements

          Jerry Shore was Chairman of the Board of the Company until July 14, 2004, President of the Company until March 4, 1996 and Chief Executive Officer of the Company until November 19, 1996. In accordance with the provisions of an amended and restated employment agreement between Jerry Shore and the Company, as amended, Jerry Shore served as Chairman of the Board, and effective as of March 3, 1997, the first day of the Company’s 1998 fiscal year, he retired from full-time employment with the Company and commenced serving as a consultant for a term of five years. In accordance with the employment agreement, he was being paid an annual consulting fee equal to 60% of his base salary in effect under the agreement at the time of his retirement, subject to an indexed cost of living increase. In October 1997, in connection with the Company’s agreement to participate in a split dollar life insurance agreement for Jerry Shore’s benefit as discussed below, Jerry Shore agreed to extend his consulting term for an additional year and agreed not to compete with the Company during the consulting term. Jerry Shore’s consulting term expired on March 2, 2003.

          In October 1997, the Company entered into a split-dollar life insurance agreement with a trust established by Jerry Shore for the benefit of his descendants, of which Jerry Shore’s children, including Brian E. Shore, are the trustees. Pursuant to this agreement, the Company is obligated to pay to Jerry Shore an amount equal to the portion of the annual premiums on two life insurance policies held in the trust that represents the “economic benefit” to Jerry Shore calculated in accordance with United States Treasury Department rules then in effect, and the Company is obligated to pay to the insurers the balance of the annual premiums on the policies. Both policies are joint life policies payable on the death of the survivor of Jerry Shore and his spouse, with an aggregate face value of $5 million. The aggregate amount of the premiums on the policies paid by the Company to the insurers constitutes indebtedness from the trust to the Company and is secured by collateral assignments of the policies. Upon the termination of the split-dollar life insurance agreement, whether by the death of the survivor of the insureds or the earlier termination of the agreement, the Company is entitled to be repaid by the trust the amount of such indebtedness.

          In light of certain provisions of the Sarbanes-Oxley Act of 2002, during the 2004 fiscal year the Company limited its payment under this agreement to the payment of $6,703 to Jerry Shore, which was the economic benefit to him for such fiscal year, and made no payment to the insurers. Due to changes in the income taxation of split-dollar life insurance arrangements, the Company made no further payments under this agreement to either Jerry Shore or the insurers during the 2005 and 2006 fiscal years. Those payments, if made, would have aggregated $16,657 to Jerry Shore for the 2005 and 2006 fiscal years, and $369,899 to the insurers for the 2004, 2005 and 2006 fiscal years.

Board, Compensation Committee and Stock Option Committee Report on Executive Compensation

          Compensation of the Company’s executive officers is composed of salary, annual cash bonuses, stock options and the Company’s Profit Sharing Plan. The Board has a Compensation Committee which considers and takes any necessary action regarding the compensation of the Company’s Chief Executive Officer, other than the grant of stock options or compensation pursuant to plans administered by the Board. The Board determines the annual salary and cash bonus for each executive officer other than the Chief Executive Officer, taking into account the recommendations of the Chief Executive Officer. The Board also has a Stock Option Committee which administers the Company’s Stock Option Plans, including decisions as to the number of options to grant to each executive officer. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board of Directors.

          Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company. The Board reviews the salary of each executive officer (other than the Chief Executive Officer) annually and makes adjustments as appropriate, taking into account the recommendations of the Chief Executive Officer.

          Decisions as to the award of annual cash bonuses to executive officers with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company’s overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness.

          The Company typically grants stock options under the Company’s Stock Option Plan once each year. The Stock Option Committee bases its decisions on individual performance, base salary and bonus levels, recommendations from the Company’s Chief Executive Officer and overall equity and fairness.

          The Board decides annually the amount of the Company’s contribution to the Profit Sharing Plan. The amount of such contribution is discretionary, but may not exceed 15% of the total remuneration paid to eligible employees or such other amount as is allowed under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to this limit, the Board determines the amount to be contributed for each year based on the Company’s overall performance, the amount contributed in prior years, the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting and recommendations from the Company’s Chief Executive Officer. The Profit Sharing Plan is a broad-based plan in which numerous employees as well as executive officers are eligible to participate. After the Company’s contribution is made, amounts are allocated to eligible employees in accordance with a formula based on their remuneration.

          The Board, the Compensation Committee and the Stock Option Committee, as the case may be, use no set formulas in making their determinations and may afford different weight to different factors for each executive officer. Such weighting may vary from year to year.

          The Board and the Compensation Committee have reviewed the impact of Section 162(m) of the Code which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the table set forth under the caption “Executive Compensation – Summary Compensation” elsewhere in this Proxy Statement. It is the Company’s policy to attempt to design its executive compensation plans and arrangements to be treated as tax deductible compensation wherever, in the judgment of the Board or the Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board and the Compensation Committee from time to time may consider whether changes in the Company’s compensation plans and arrangements may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

The Board of Directors	Compensation Committee	Stock Option Committee

Dale Blanchfield	Anthony Chiesa, Chairman	Anthony Chiesa, Chairman
Anthony Chiesa	Dale Blanchfield	Lloyd Frank
Lloyd Frank	Steven T. Warshaw	Steven T. Warshaw
Brian E. Shore
Steven T. Warshaw

Compensation Committee Interlocks and Insider Participation

          Anthony Chiesa, a member of the Compensation and Stock Option Committees, is a former Vice President of the Company who retired in 1977. Brian E. Shore, a director of the Company who is also President and Chief Executive Officer of the Company, participated in deliberations of the Board relating to the amount of the Company’s contribution to the Profit Sharing Plan during the Company’s last fiscal year. In addition, Mr. Shore participated in the Board’s determination of the annual salaries and cash bonuses for the executive officers of the Company, other than himself.

STOCK PERFORMANCE GRAPH

          The graph set forth below compares the annual cumulative total return for the Company’s five fiscal years ended February 26, 2006 among the Company, the New York Stock Exchange Market Index (the “NYSE Index”) and a Hemscott, Inc. index for electronic components and accessories manufacturers (the “Group Index”) comprised of the Company and 224 other companies. The companies in the Group Index are classified in the same three-digit industry group in the Standard Industrial Classification Code system and are described as companies primarily engaged in the manufacture of electronic components and accessories. The returns of each company in the Group Index have been weighted according to the company’s stock market capitalization. The graph has been prepared based on an assumed investment of $100 on February 23, 2001 and the reinvestment of dividends (where applicable).

	2001	2002	2003	2004	2005	2006

Park Electrochemical	$100.00	$77.93	$46.62	$82.17	$64.76	$100.48
Group Index	100.00	86.62	48.20	88.73	66.73	73.69
NYSE Index	100.00	93.90	74.13	105.71	115.15	128.50

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10 percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 reports were required, the Company believes that, as a result of administrative oversights within the Company, Messrs. DiGaudio and Stans did not file their Form 3 Initial Statements of Beneficial Ownership of Securities in a timely manner when they became executive officers subject to the Section 16 (a) filing requirements applicable to officers, and Messrs. Blanchfield, Chiesa, Frank, Shore, Warshaw, Gilhuley, Kelly and DiGaudio did not file their Form 4 Statements of Changes in Beneficial Ownership of Securities in a timely manner reporting their acquisitions of stock options from the Company on August 24, 2005 and that all other Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the 2005 fiscal year.

SHAREHOLDER PROPOSALS

          Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by February 23, 2007. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company’s principal executive offices by April 20, 2007. The Company’s By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, not later than April 20, 2007 and not earlier than March 21, 2007.

OTHER MATTERS

Audit Committee Report

          The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Board of Directors has determined that all members of the Audit Committee are “independent”, as required by the current rules of the New York Stock Exchange. The Committee functions pursuant to a Charter that has been adopted by the Board, as required by rules of the New York Stock Exchange.

          Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.

           In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended February 26, 2006 with management and with Grant Thornton LLP, the Company’s independent public accountants for the 2006 fiscal year. The Audit Committee has also received from the independent accountants a letter pursuant to Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU 380, as currently in effect, and has discussed the matters referred to in such letter with the independent accountants. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the accountants’ independence and has discussed with Grant Thornton LLP their independence.

          The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements for the fiscal year ended February 26, 2006 has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

          Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Lloyd Frank, Chairman
Anthony Chiesa
Steven T. Warshaw

Auditor and Fees

          As previously reported by the Company, on August 5, 2004, the Audit Committee engaged Grant Thornton LLP as the Company’s independent auditor for the fiscal year ended February 27, 2005. Grant Thornton’s engagement by the Company commenced with its review of the Company’s financial statements for the 2005 fiscal year second quarter ended August 29, 2004.

          The Company did not in the two fiscal years or any subsequent interim period preceding the engagement of Grant Thornton by the Company consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”, as such terms are defined in Item 304(a)(l)(iv) and (v) of Regulation S-K of the Securities and Exchange Commission.

          A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

          The Audit Committee has appointed Grant Thornton LLP as independent auditor of the Company for the current fiscal year, which ends February 25, 2007.

          As previously reported by the Company, the Company was notified by Ernst & Young LLP on May 26, 2004 that Ernst & Young would decline reappointment as the Company’s independent auditor for the 2005 fiscal year, although Ernst & Young and the Company agreed that Ernst & Young would review the Company’s financial statements for its 2005 fiscal year first quarter ended May 30, 2004. Prior to receiving such notice from Ernst & Young, the Company, with the approval of the Audit Committee, had begun the process of interviewing other major independent accounting firms to be the Company’s independent auditor for the 2005 fiscal year.

          The reports of Ernst & Young on the Company’s financial statements for the last two fiscal years preceding termination of the client-auditor relationship did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

          As Ernst & Young’s decision did not involve any disagreements with the Company, the Audit Committee did not participate in the termination of the client-auditor relationship with Ernst & Young, although, as stated above, the Audit Committee had previously authorized the Company to begin the process of interviewing other accounting firms to be the Company’s independent auditor for the 2005 fiscal year.

          During the last two fiscal years preceding termination of the client-auditor relationship and through May 26, 2004, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference thereto in Ernst & Young’s report on the financial statements for such years or interim period.

          During the last two fiscal years preceding termination of the client-auditor relationship and through May 26, 2004, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

          The following table shows the fees paid or accrued for audit services and fees paid or accrued for audit-related, tax and all other services rendered by Grant Thornton LLP for the last two fiscal years ended February 26, 2006 and February 27, 2005:

	2006	2005

Audit Fees (a)	$974,975	$436,783
Audit-Related Fees	0	0
Tax Fees (b)	2,600	10,000
All Other Fees	0	0

	$977,575	$446,783

(a)

Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Company’s subsidiaries and the audit of the Company’s management’s assessment of the effectiveness of internal control over financial reporting. The audit fees shown for 2006 include $500,000 of fees which the Company has accrued for audit services rendered by Grant Thornton for fiscal year 2006 but which are the subject of discussion between the Company and Grant Thornton. The audit fees shown for 2005 include $37,616 of fees for audit services rendered by Grant Thornton for such year for which the Company received bills from Grant Thornton after the date of the Company’s mailing of its proxy statement for its 2005 annual meeting of shareholders and which, therefore, were not included in the table showing audit fees for 2005 in such proxy statement.

(b)	Tax fees include fees for services relating to tax compliance. These services include assistance regarding federal, state and international tax compliance.

          The services performed by Grant Thornton were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

Audit Committee Pre-Approval Policy

          The policy of the Audit Committee is to require that all services to be provided to the Company by the Company’s auditor must be approved by the Audit Committee before such services are provided by the auditor.

Directors’ and Officers’ Liability Insurance

          The Company has for many years maintained directors’ and officers’ liability insurance and fiduciary liability insurance covering the directors and officers of the Company and its subsidiaries against certain claims arising out of their service to the Company and its subsidiaries and to certain employee benefit plans of the Company and its subsidiaries. The current directors’ and officers’ liability insurance policy runs for a period of one year expiring May 17, 2007 at a total cost of $220,000; and the current fiduciary liability insurance policy runs for a period of one year expiring June 17, 2007 at a one-year cost of $18,180.

Proxy Solicitation

          The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, telephone, telegraph, facsimile or in person (but will receive no additional compensation for such solicitation). The Company also has retained D. F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $7,000, plus reimbursement of certain out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

Director Candidates

          The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the

Board and the qualifications of the candidate. The Committee may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

          The shareholder recommendation and information described above must be sent to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

          The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments and potential conflicts of interest.

          The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a CEO or CFO of a public company. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

          When a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Communications with Directors

          The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, including the non-management directors as a group, by mail. To communicate with the Board of Directors, any individual director or the non-management directors, correspondence should be addressed to the Board of Directors or any such individual director or the non-management directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at the Company’s office at 48 South Service Road, Melville, New York 11747.

          All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or the non-management directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group to which the communication is addressed.

Code of Ethics and Business Conduct

          For more than thirty-five years, the Company has maintained basic corporate rules and guidelines agreed to in writing by its chief executive officer and its business unit presidents and controllers. Such rules and guidelines cover such matters as personnel guidelines, transactions with suppliers, conflicts of interest and business ethics, transactions with relatives and friends, cash control and consolidations, capital expenditures, disposal of property, plant, equipment and inventory, insurance programs, legal matters and contracts, credit and collections, unusual business transactions and special charges and transfer charges, inventory levels, weekly and monthly financial reports and annual business plans, employee safety and environmental matters.

          The Board has adopted a Code of Ethics for the Company’s chief executive officer, chief financial officer and controller, and as required by rules of the New York Stock Exchange, the Board has adopted a Code of Business Conduct and Ethics for the Company’s directors, officers and employees. Substantially all of the matters required to be addressed in the Code of Ethics and Code of Business Conduct and Ethics have been addressed in the corporate rules and guidelines which the Company has maintained since 1967, although the Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and its subsidiaries.

          The Company has filed its Code of Ethics as Exhibit 14.1 to its Form 10-K Annual Report for the fiscal year ended February 29, 2004, as provided by rules of the Securities and Exchange Commission, and the Company’s Code of Business Conduct and Ethics is available on the Company’s web site at www.parkelectro.com under the caption “Charters and Codes” as required by rules of the New York Stock Exchange. In addition, a copy of the Company’s Code of Business Conduct and Ethics is available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s web site at the above internet address.

Corporate Governance Guidelines

          The Board has adopted Corporate Governance Guidelines, which are available on the Company’s web site at www.parkelectro.com under the caption “Charters and Codes” as required by rules of the New York Stock Exchange and are available in print to any shareholder upon request submitted to the Corporate Secretary at the Company’s office at 48 South Service Road, Melville, New York 11747.

Other Matters to be Presented to the Meeting

          The Board does not know of any other matters to be brought before the Meeting. If any other matters not mentioned in this Proxy Statement are properly brought before the Meeting, including matters incident to the conduct of the Meeting or relating to the adjournment thereof, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

Annual Report

          The Annual Report, including financial statements, of the Company for the fiscal year ended February 26, 2006 is enclosed herewith but is not a part of the proxy soliciting material.

By Order of the Board of Directors,

STEPHEN E. GILHULEY
Senior Vice President,
Secretary and General Counsel

Dated: June 23, 2006

PROXY CARD

PARK ELECTROCHEMICAL CORP. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 19,2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR”THE NOMINEES, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     The undersigned hereby constitutes and appoints ANTHONY CHIESA, LLOYD FRANK and BRIAN E.SHORE, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP.(the “Company”) to be held at The Bank of New York, One Wall Street, New York, New York on July 19, 2006 at 10:00 o’clock A.M., New York time, and any adjournments or postponements thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present upon the following matters:

The undersigned hereby acknowledges receipt of the Company’s 2006 Annual Report and the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

The Board of Directors recommends a vote “FOR” proposal 1.

1.	ELECTION OF DIRECTORS

	☐	FOR all nominees listed below (except as marked to the contrary below).

	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

DALE BLANCHFIELD, ANTHONY CHIESA, LLOYD FRANK, BRIAN E.SHORE and STEVEN T.WARSHAW

(INSTRUCTION:To withhold authority to vote for any individual nominee, check the “FOR”box above and write the nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If shares are held jointly, both owners should sign.	Dated:	, 2006	2.	The transaction of such other business as may properly come before the meeting.

(Signature(s) of Shareholder(s))

Detach above card,sign,date and mail in postage paid envelope provided.

PARK ELECTROCHEMICAL CORP.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL PROXY CARD TODAY